STOCK PLEDGE AGREEMENT

          This STOCK PLEDGE AGREEMENT (“Pledge Agreement”) dated as of June 23, 2005, by AEQUITAS CAPITAL MANAGEMENT, INC., FKA JMW CAPITAL PARTNERS, INC. (“Pledgor”), in favor of ROY BRAND AND LARRY HUDDLESTON (“Secured Party”).

P R E M I S E S

          A.     Pledgor is a Shareholder of Microfield Group, Inc. (“Corporation”), holding shares of capital stock of Corporation, including 110,094 shares of Common Stock, represented by Cert. No. MG5085, and 68.320 shares of Series 2 Preferred Stock, represented by Cert. No. 7P3, of the Corporation.

          B.     Secured Party is a party to that certain MUTUAL RELEASE AND SETTLEMENT AGREEMENT dated as of the date hereof (the “Settlement Agreement”), and Pledgor agreed to grant a first priority security interest to the Secured Party, in its capacity as creditor, in the Shares to secure the obligations of the Pledgor to the Secured Party under the Settlement Agreement.

AGREEMENT

          In consideration of the premises and the covenants expressed herein, and for other good and valuable consideration, the parties agree as follows:

          1.      Pledge; Obligations Secured. Pledgor hereby assigns, delivers, transfers, sets over and pledges to the Secured Party, and grants a security interest to Secured Party in the shares of the Corporation owned by Pledgor and identified in Recital A above (the “Pledged Shares”) to secure the full, complete and timely payment and performance by Pledgor of all its obligations hereunder and under the Settlement Agreement (the “Obligations”). Pledgor further agrees that if at any time the Fair Market Value of the Pledged Shares is less than 125% of the Obligations, it shall deliver such number of additional shares of capital stock as shall ensure such coverage for the Secured Party. “Fair Market Value” of as of any date of determination means: (a) if pledged shares (or the shares into which the pledged shares may be freely converted) are traded on an exchange or are quoted on the NASDAQ National Market System, then the average of the closing or last sale prices, respectively, reported for the 20 trading days ended immediately preceding the determination date; or (b) if pledged shares (or the shares into which the pledged shares may be freely converted) are not traded on an exchange or on the NASDAQ National Market System but are traded in the over-the-counter market, then the mean of the average of the closing bid and asked prices reported for the 20 trading days ended immediately preceding the determination date. Upon such delivery of such additional shares, they shall become “Pledged Shares” hereunder.

          2.      Representations, Warranties and Covenants. Pledgor represents, warrants, and agrees that:

                   a.     Authority. Pledgor has the right and authority to (i) enter into this Pledge Agreement and grant the security interest hereunder, (ii) transfer the Pledged Shares to Secured Party, and (iii) effect a sale of the Pledged Shares, subject to the limitations as imposed by Rule 144 of Regulation D, promulgated by the Securities and Exchange Commission pursuant to the terms of the Securities Act of 1933 (“Rule 144”).

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                   b.     Transferability. Subject to compliance with the requirements of Rule 144, the Pledged Shares are freely transferable by Pledgor and may be sold by Pledgor or Secured Party without restriction.

                   c.     No Encumbrances. Pledgor owns and shall own the Pledged Shares free and clear of all liens, security interests, restrictions on transfer, pledges and other encumbrances other than those in favor of the Secured Party. Pledgor shall not permit any other or additional liens, security interests, pledges or other encumbrances which may be senior to that of the Secured Party to attach to any of the Pledged Shares.

                   d.     Transfers. Pledgor shall not sell or otherwise transfer any of the Pledged Shares without the prior written consent of the Secured Party.

                   e.     Delivery of Certificates and Assignments. Pledgor will deliver to the Secured Party certificates representing the Pledged Shares, along with executed stock assignments (separate from certificate), with signature guaranties, in the form of Schedule A attached hereto in order to effectuate the purposes of this Pledge Agreement.

                   f.     Notice of Certain Events. The Pledgor will, as soon as possible and in any event within three business days, notify the Secured Party in writing of the following events:

i. any claim made against the Pledged Shares;

ii. any material change in any factor or circumstance warranted or represented by Pledgor in this Pledge Agreement or otherwise furnished to the Secured Party; or

                 iii.     the occurrence of any default under this Pledge Agreement or the Settlement Agreement, or any event which with the giving of notice or lapse of time or both, would constitute a default under this Pledge Agreement or the Settlement Agreement.

          3.     Default; Remedies.

                  a.     Default. The following shall constitute a default under this Pledge Agreement:

                 i.       Pledgor shall fail to perform or observe any term, covenant or agreement contained in this Pledge Agreement and such failure shall remain unremedied for five days after written notice thereof shall have been given by the Secured Party;

                 ii.     any representation or warranty in this Pledge Agreement or in any agreement, instrument or certificate executed pursuant hereto shall prove to have been false or misleading in any material respect when made;

iii. the occurrence of a default by the Corporation in the performance of any covenants or in the payment of any sum due under the Settlement Agreement.

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                  b.     Remedies. Upon the occurrence of a default, the Secured Party shall have the rights and remedies of a secured party under the Uniform Commercial Code, or other applicable law, which remedies the Secured Party may at its option exercise against Pledgor and, in this connection, the Secured Party may, upon five days notice to Pledgor, sent by registered mail, without liability for any diminution in price which may have occurred, sell all Pledged Shares in such manner and for such a price as the Secured Party may determine.

          Pledgor shall be liable for the Secured Party’s reasonable costs and expenses, including reasonable attorneys, fees, incurred or paid in exercising any remedy under this Pledge Agreement or in the enforcement hereof, which costs and expenses shall become a part of the secured Obligations and shall be paid to the Secured Party immediately and without demand; for the purposes of this provision, attorneys fees shall include all fees incurred to enforce the terms of this Pledge Agreement, whether or not any court action is involved, and all such fees incurred at trial and on any appeal. In the event of any sale of any of the Pledged Shares, the Secured Party shall be free to purchase all or any part of the Pledged Shares. The Secured Party may retain out of the proceeds of any sale an amount equal to the principal, interest and expenses of the Obligations, plus the amount of the expenses of the sale, and shall pay any balance of such proceeds to Pledgor, provided that in the event that the proceeds of any such sale are insufficient to cover such amounts, Pledgor shall remain liable to the Secured Party for any deficiency.

          4     Adjustments. In the event that, during the term of this Pledge Agreement, any share dividend, reclassification, readjustment or other change is declared or made in the capital structure of the companies which have issued the Pledged Shares, all new, substituted and additional shares, or other securities, issued by reason of any such change shall be held by the Secured Party under the terms of this Pledge Agreement in the same manner as the Shares originally pledged hereunder. Pledgor shall convey to Secured Party a first position security interest in a sufficient number of Pledged Shares to provide Fair Market Value at least equal to the 125% the Obligations outstanding from time to time and shall deliver a certificate for the Pledged Shares in order to perfect the security interest therein granted by Pledgor to Secured Party.

          5.     Warrants and Rights. In the event that during the term of this Pledge Agreement subscription warrants or any other rights or options shall be issued in connection with the Pledged Shares, such warrants, rights and options shall be immediately assigned by the Secured Party to the Pledgor, and if exercised by the Pledgor all new shares or other securities so acquired by the Pledgor shall be immediately assigned to the Secured Party to be held under the terms of this Pledge Agreement in the same manner as the Shares originally pledged hereunder.

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          7.     Miscellaneous.

                  a.     No Waiver. The Secured Party shall not be deemed to have waived any of its rights hereunder unless such waiver is in writing and signed by the Secured Party. No delay or omission on the part of the Secured Party in exercising any right shall operate as a waiver of such right or any other right. A waiver of any breach shall not be deemed a waiver of any other or subsequent breach.

                  b.      Remedies Cumulative. All remedies herein are cumulative, and any or all thereof may be exercised in lieu of or in addition to any other remedies provided by law or under any other instrument or agreement between Pledgor and the Secured Party.

                  c.     Successors and Assigns. All rights of the Secured Party hereunder shall inure to the benefit of its successors and assigns.

                  d.     Jurisdiction and Governing Law. All disputes in any way relating to, arising under, connected with or incident to this Agreement shall be litigated, if at all, solely and exclusively in the State Superior Court of Washington for the County of Clark, or, if applicable, in the Federal District Court for the Western District of Washington, and, if necessary, their respective corresponding appellate courts. Each party shall forebear from filing a claim in any other county or jurisdiction and expressly submits itself to the personal jurisdiction of the State of Washington. The performance and construction of this Agreement shall be governed by the substantive laws of the State of Washington without regard to conflict of law provisions.

                  e.     Enforceability. In the event that any provision of this Pledge Agreement shall be deemed to be invalid or unenforceable by any court, such invalidity or unenforceability shall not affect the remainder of this Pledge Agreement.

PLEDGOR:	SECURED PARTY:

AEQUITAS CAPITAL MANAGEMENT, INC., FKA JMW CAPITAL PARTNERS, INC.

By:	/s/ Robert J. Jesenik	/s/ Roy Brand

	Robert J. Jesenik, CEO	Roy Brand

/s/ Larry Huddleston

Larry Huddleston

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SCHEDULE A

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

          FOR VALUE RECEIVED and pursuant to that certain Settlement Agreement dated as of June 23, 2005, the undersigned hereby sells, assigns and transfers unto ROY BRAND AND LARRY HUDDLESTON as a secured creditor of the undersigned, __________________ (_____) Shares of Common Stock of Microfield Group, Inc. standing in the undersigned’s name on the books of such corporation or held for the benefit of the undersigned, and does hereby irrevocably constitute and appoint the corporation’s corporate secretary to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

Dated:

AEQUITAS CAPITAL MANAGEMENT, INC, FKA JMW CAPITAL PARTNERS, INC.

By:

Title:

Name:

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